------------------------------
                                                          OMB APPROVAL
                                                 ------------------------------
                                                 OMB Number           3235-0104
                                                 Expires:        April 30, 1997
                                                 Estimated average burden
                                                 hours per response ....... 0.5
                                                 ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


===============================================================================
1. Name and Address of Reporting Person

    Collins            Theodore                   J.
-------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

    7755 East Marginal Way South
-------------------------------------------------------------------------------
                                    (Street)

    Seattle,             WA                       98108
-------------------------------------------------------------------------------
   (City)               (State)                 (Zip)


===============================================================================
2. Date of Event Requiring Statement (Month/Day/Year)


    August 1, 1997
===============================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


===============================================================================
4. Issuer Name and Ticker or Trading Symbol

   McDonnell Douglas Corporation (MD)
===============================================================================
5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



      --------------------------------------------------------------------

===============================================================================
6. If Amendment, Date of Original (Month/Year)


===============================================================================

7. Individual or Joint/Group Filing( Check applicable line)

    [ X ]  Form filed by One Reporting      [    ]  Form filed by more
           Person                                   than one Reporting Person

===============================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
-----------------------------------------------------------------------------------------------------------------------------------

       *                                        *                        *                      *
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

 */  No Securities owned.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:


     Pursuant to the Agreement and Plan of Merger (the "Merger Agreement) dated as of December 14, 1996, among The Boeing Company ("Boeing"), West Acquisition Corp. ("West") and McDonnell Douglas Corporation (the "Issuer"), on August 1, 1997, West was merged with and into the Issuer (the "Merger"), with the Issuer surviving as a 100% owned subsidiary of Boeing. In accordance with the Merger Agreement, Mr. Collins, as a director of West, became a director of the Issuer upon consummation of the Merger.


/s/ Theodore J. Collins                                     August 11, 1997
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

By:      Theodore J. Collins
Title:


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.